                                                                  Exhibit (b)(2)
[WACHOVIA SECURITIES LOGO]




                                October 27, 2002

DRS Technologies, Inc.
Corporate Headquarters
5 Sylvan Way
Parsippany, New Jersey 07054
Attention:  Richard Schneider
            Executive Vice President, Chief Financial Officer
              and Treasurer

       Re:  Commitment for Arrangement of Facilities and Financing

Ladies and Gentlemen:

      You have advised us that DRS Technologies, Inc. (the "Borrower") seeks financing to finance a tender offer (the "Tender Offer") by the Borrower to acquire at least a majority of the issued and outstanding shares of capital stock of a public company that has previously been identified in writing to the Administrative Agent (the "Target"). Following the successful completion of the Tender Offer, the Target shall merge with the Borrower or one of its wholly-owned subsidiaries (the "Merger"). Furthermore, we understand that contemporaneously with the closing of the Tender Offer (the "Closing Date") the Borrower intends to amend and restate its existing Credit Agreement dated as of September 28, 2001 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the "Existing Credit Agreement") by and among the Borrower, the Lenders who are or may become party thereto, and Wachovia Bank, National Association ("Wachovia"), as Administrative Agent in accordance with the Summary of Terms and Conditions (the "Term Sheet") attached hereto. The Term Sheet describes the general terms and condition (including, but not limited to, certain provisions that permit the Tender Offer and Merger) for an aggregate $313.6 million senior secured credit facility to be allocated as a $100 million senior secured revolving credit facility and a $213.6 million senior secured term loan facility (collectively, the "Facilities"). The Merger, the Tender Offer and the amendment and restatement of the Existing Credit Agreement are collectively referred to as the Transactions.

      Based upon and subject to the terms and conditions set forth in this Commitment Letter (the "Commitment Letter"), in the Term Sheet and in the fee letter of even date (the "Fee Letter"), Wachovia is pleased to advise you of its commitment to provide the Facilities and act as Administrative Agent in respect thereof. As set forth more fully below and in the Term Sheet, the closing of the Facilities is subject to certain conditions precedent. Although Wachovia is committing to provide the Facilities on the terms referenced herein and in the Term Sheet, Wachovia Securities, Inc. ("Wachovia Securities"), hereby agrees to act as sole Lead Arranger and sole Book Manager for the Facilities in connection with arranging a syndicate of financial
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DRS Technologies, Inc.
Page 2


institutions (collectively, the "Lenders") reasonably acceptable to the Borrower and Wachovia Securities to provide all or a portion of the Facilities. Wachovia will act as sole and exclusive Administrative Agent for any such Lenders.

      The commitments of Wachovia and Wachovia Securities hereunder are based upon the financial and other information regarding the Borrower and its subsidiaries, the Target and the Merger previously provided to Wachovia and Wachovia Securities. Accordingly, the commitments hereunder are subject to the condition, among others, that (i) there shall not have occurred after the date of such financial and other information any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole or the Target and its subsidiaries taken as a whole, (ii) the information concerning the Borrower and its subsidiaries, the Target and its subsidiaries and the Merger shall not differ in any material respect from the information previously provided to Wachovia and Wachovia Securities by the Borrower, (iii) the Borrower and its subsidiaries, the Target and its subsidiaries, the Merger and the Transactions shall be in compliance with all applicable laws and regulations (including compliance of this Commitment Letter and the other Transactions) with all applicable federal banking laws, rules and regulations), (iv) the determination of Wachovia and Wachovia Securities that, prior to and during the primary syndication of the Facilities, there shall be no competing issuance of debt, securities or commercial bank facilities of the Borrower, any of its subsidiaries, the Target, or any of its subsidiaries being offered, placed or arranged except with the prior written consent of Wachovia and Wachovia Securities, and (v) Wachovia and Wachovia Securities shall have had a reasonable opportunity and reasonable period of time (not to exceed forty (40) days following the date of acceptance of this Commitment Letter by you) in which to complete a syndication of the Facilities prior to the Closing Date. Further, the commitments of Wachovia and Wachovia Securities are subject to there not having occurred any material disruption or adverse change in the financial, banking or capital markets that could, in the reasonable judgment of Wachovia or Wachovia Securities, materially impair the syndication of the Facilities.

      You agree to actively assist Wachovia Securities (including, if applicable, after the closing of the Facilities) in achieving a syndication of the Facilities that is satisfactory to Wachovia Securities and you. Such syndication may be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower and its subsidiaries and the proposed syndicate members. To assist Wachovia Securities in the syndication efforts you hereby agree (i) to provide and cause your advisors to provide Wachovia Securities and the other syndicate members upon request with all information deemed reasonably necessary by Wachovia Securities to complete the syndication, including, but not limited to, information and evaluations prepared by you and any of your subsidiaries and their advisors, or on their behalf, relating to the transactions contemplated hereby (including, without limitation, the Transactions), but excluding such non-confidential information related to the Transactions when the disclosure of such confidential information conflicts with the role of Wachovia Securities as the financial advisor to the Target, (ii) to assist Wachovia Securities upon its reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the
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DRS Technologies, Inc.
Page 3


Facilities and (iii) to otherwise assist Wachovia Securities in its syndication efforts, including making officers and advisors of the Borrower and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at a meeting or meetings of Lenders or prospective Lenders and at a meeting or meetings of Moody's Investors Service, Standard & Poor's Corporation and any other applicable rating agencies (collectively, the "Rating Agencies").

      You agree to afford Wachovia and its affiliates an opportunity to offer proposals to provide, arrange, underwrite or administer (i) any interest rate caps, currency swaps or other hedging transactions to be entered into by you or any of your subsidiaries or affiliates, (ii) any cash management, funds transfer, trade, corporate trust and securities services to be obtained by you or any of your subsidiaries or affiliates and (iii) any public or private debt or equity instruments or securities to be issued by you or any of your subsidiaries or affiliates.

      You hereby represent, warrant and covenant that (i) all information, other than Projections (as defined below), which has been or is hereafter made available to Wachovia, Wachovia Securities or the Lenders by you or any of your representatives in connection with the Transactions ("Information") when taken as a whole is and will be complete and correct in all material respects as of the date made available to Wachovia, Wachovia Securities or the Lenders and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and (ii) all financial projections concerning the Borrower and its subsidiaries and the Target and its subsidiaries that have been or are hereafter made available to Wachovia, Wachovia Securities or the Lenders by you (the "Projections") have been or will be prepared in good faith based upon assumptions believed by management to be reasonable at the time of preparation. You agree to supplement the Information and the Projections from time to time until the closing date so that the representation and warranty in the preceding sentence is materially correct on the closing date. In arranging and syndicating the Facilities, Wachovia and Wachovia Securities will be using and relying on the Information and the Projections.

      By executing this Commitment Letter, you agree to reimburse Wachovia and Wachovia Securities from time to time on demand for all reasonable out-of-pocket fees, syndication expenses and other expenses (including, but not limited to, (i) the reasonable fees, disbursements and other charges of Kennedy Covington Lobdell & Hickman, L.L.P., as counsel to Wachovia and Wachovia Securities, and professional fees of any consultants or local counsel and other experts and (ii) the reasonable fees, disbursements and other charges of the Rating Agencies) incurred in connection with the Facilities, including the preparation of definitive documentation for the Facilities and the other Transactions.

      By executing this Commitment Letter, you further agree to indemnify and hold harmless Wachovia, Wachovia Securities, each other Lender and each director, officer, employee, attorney and affiliate of Wachovia, Wachovia Securities and each other Lender (each such person or entity referred to hereafter in this paragraph as an "Indemnified Person") from any losses, claims, costs, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto) to which any Indemnified Person may become subject, insofar
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DRS Technologies, Inc.
Page 4


as such losses, claims, costs, damages, expenses or liabilities (or actions, suits, or proceedings, including any inquiry or investigation, with respect thereto) arise out of, in any way relate to, or result from, this Commitment Letter, the Facilities, the other Transactions (including, without limitation, reports or other information provided to any Indemnified Person in connection therewith) and to reimburse upon demand each Indemnified Person for any and all legal and other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, cost, damage, expense or inquiry or investigation, with respect thereto; provided, that you shall have no obligation to any Indemnified Person under this indemnity provision for liabilities to the extent that such liabilities are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted solely from gross negligence or willful misconduct of such Indemnified Person. The foregoing provisions of this paragraph shall be in addition to any right that an Indemnified Person shall have at common law or otherwise. This Commitment Letter is addressed solely to the Borrower and is not intended to confer any obligations to or on or benefits on any third party. No Indemnified Person shall be responsible or liable for consequential damages which may be alleged as a result of this Commitment Letter.

      The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment of Wachovia or Wachovia Securities hereunder.

      It is understood and agreed that Wachovia Securities, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. You also acknowledge and agree that the services of Wachovia as sole Administrative Agent and the services of Wachovia Securities as sole Lead Arranger and sole Book Manager will be on an exclusive basis during the term of this Commitment Letter and that, during such term, no other bank or other financial institution will be engaged or otherwise consulted or contacted by you regarding any other proposed senior bank facility for the Borrower or its subsidiaries to finance the Tender Offer.

      This commitment and the Term Sheet do not summarize all of the terms, conditions, covenants, representations, warranties and other provisions which will be contained in the definitive credit documentation for the Facilities and the transactions contemplated thereby (including, without limitation, the Transactions). Wachovia and Wachovia Securities shall have the right to require that such credit documentation include, in addition to the provisions outlined herein and in the Term Sheet, provisions considered appropriate by Wachovia and Wachovia Securities for this type of financing transaction, as well as provisions that Wachovia and Wachovia Securities may deem appropriate after they are afforded the opportunity to conduct and complete, to their satisfaction, their due diligence review.

      Except as required by applicable law, this Commitment Letter, the Fee Letter and the Term Sheet and the contents of such documents shall not be disclosed by you to any third party without the prior consent of Wachovia and Wachovia Securities, other than to your attorneys, financial advisors, accountants, and, with respect to the Commitment Letter and Term Sheet only, the Target
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DRS Technologies, Inc.
Page 5


and the representatives of the Target, in each case who need to know the terms hereof, in connection with their evaluation of the Transactions; provided that
(i) each of such persons shall agree to be bound by the confidentiality provisions hereof and (ii) you shall be liable for any breach of such confidentiality provisions by any such person), except as may be required by law or applicable judicial process. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to us as provided below, you may: (a) make public disclosure of the existence of this Commitment Letter and Wachovia's identity as administrative agent; (b) file a copy of this Commitment Letter (but not the Fee Letter or any portion thereof incorporated herein) in any public record in which it is required by law to be filed, provided, however, that with respect to disclosures described in clauses (a) and (b), (i) such disclosure is accompanied by a statement that neither Wachovia nor Wachovia Securities or any of their officers, directors, employees, affiliates or agents shall be liable to any third party for any reason whatsoever as a result of their reliance on the contents of such documents and that no third party beneficiary relationship shall be established by virtue of such disclosure and (ii) you hereby agree to indemnify us and hold us harmless from and against any such third party claim, liability, loss, cost and expense; provided, that you shall have no obligation to any indemnify either Wachovia or Wachovia Securities under this indemnity provision for liabilities to the extent that such liabilities are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted solely from gross negligence or willful misconduct of either Wachovia or Wachovia Securities; and (c) make such other public disclosures of the terms and conditions hereof as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof). We agree that we will not disclose your consideration of the Merger or any information furnished to us by you or the Target except (i) in connection with the syndication of the Facilities to financial institutions that agree to maintain the confidentiality of such information or (ii) as required by law or regulatory authorities and (iii) to the extent that such information becomes publicly available through no fault of Wachovia or Wachovia Securities.

      You acknowledge and agree that Wachovia and Wachovia Securities may share with their respective affiliates any information relating to the Facilities, the Borrower and its subsidiaries, the Target and its Subsidiaries and the Transactions, but excluding such non-confidential information related to the Transactions when the disclosure of such confidential information conflicts with the role of Wachovia Securities as the financial advisor to the Target. You further acknowledge and agree to the disclosure by Wachovia and Wachovia Securities of information relating to the Facilities to Gold Sheets and other similar bank trade publications, with such information (i) to consist of deal terms and other information customarily found in such publications and (ii) to be subject to the reasonable review of the Borrower.

      Wachovia shall have the right to review and approve any public announcement or public filing made after the date hereof relating to any of the Transactions or relating to Wachovia or any of its affiliates, as the case may be, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

      Wachovia's commitment with respect to the Facilities set forth above shall terminate at 5:00 p.m. on October 28, 2002 (the "Acceptance Date") unless this Commitment Letter is accepted
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DRS Technologies, Inc.
Page 6


by the Borrower in writing prior to such time and, if accepted prior to such time, shall expire at the earlier of (i) consummation of the Merger and the Tender Offer, (ii) termination of the definitive merger agreement with regard to the Merger, (iv) the occurrence of any event that Wachovia reasonably believes in good faith has, or could be expected to have, a material adverse effect on the business, assets, liabilities, (actual or contingent) operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole, the Target and its subsidiaries taken as a whole or the feasibility of the Transactions, and (iv) 5:00 p.m. on December 31, 2002 if the closing of the Tender Offer shall not have occurred by such time (any of the foregoing, the "Termination Date").

      This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original. This Commitment Letter, together with the Term Sheet and the Fee Letter, of even date herewith embodies the entire agreement and understanding between Wachovia, Wachovia Securities and the Borrower with respect to the specific matters set forth above and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by Wachovia or Wachovia Securities to make any oral or written statements inconsistent with this Commitment Letter.

      THIS COMMITMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without regard to the conflicts of law provisions of such state.

      This Commitment Letter may not be assigned without the prior written consent of Wachovia and Wachovia Securities.

                            [Signature Page Follows]
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DRS Technologies, Inc.
Page 7


      If you are in agreement with the foregoing, please execute the enclosed copy of this Commitment Letter and the Fee Letter no later than the Acceptance Date. This Commitment Letter will become effective upon your delivery to Wachovia Securities of executed counterparts of this Commitment Letter and the Fee Letter. This Commitment Letter shall terminate if not accepted by you prior to that time.

                                    Very truly yours,

                                    WACHOVIA BANK, NATIONAL ASSOCIATION

                                    By:    /s/ David S. Sozia
                                           -------------------------------------
                                    Name:  David S. Sozia
                                           -------------------------------------
                                    Title: Managing Director
                                           -------------------------------------


                                    WACHOVIA SECURITIES, INC.

                                    By:    /s/ David S. Sozia
                                           -------------------------------------
                                    Name:  David S. Sozia
                                           -------------------------------------
                                    Title: Managing Director
                                           -------------------------------------


COMMITMENT ACCEPTED AND AGREED
TO THIS 27th DAY OF OCTOBER, 2002:
        ----        -------
DRS TECHNOLOGIES, INC.

By:    /s/ Richard A. Schneider
       -------------------------------------
Name:  Richard A. Schneider
       -------------------------------------
Title: Executive Vice President
       -------------------------------------




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                             DRS TECHNOLOGIES, INC.
                         SUMMARY OF TERMS AND CONDITIONS
                                OCTOBER 27, 2002


BORROWER:               DRS Technologies, Inc. (the "Borrower").

GUARANTORS:             The Facilities shall be irrevocably and unconditionally
                        guaranteed by (i) all material domestic subsidiaries of the Borrower existing as of the Closing Date (as defined in the Commitment Letter) of the Facilities (as defined below) (provided that the Target, as defined below, and its material domestic subsidiaries shall not be required to guarantee the Facilities until the consummation of the Merger, as defined below) and (ii) such other material domestic subsidiaries that are subsequently acquired or organized (the "Guarantors") pursuant to guaranty agreements in form and substance satisfactory to the Administrative Agent (each a "Guaranty
                        Agreement"). All Guaranty Agreements shall be guarantees of payment and not of collection.

ADMINISTRATIVE
AGENT: Wachovia Bank, National Association ("Wachovia" or the "Administrative Agent") will act as the sole and exclusive administrative agent.

LEAD
ARRANGER
AND SOLE
BOOK MANAGER:           Wachovia Securities, Inc. ("Wachovia Securities" or the
                        "Lead Arranger").

LENDERS: A syndicate of financial institutions (including Wachovia) arranged by the Lead Arranger, which institutions shall be reasonably acceptable to the Borrower and the Administrative Agent (collectively, the "Lenders").



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FACILITIES:             Revolving Credit Facility:  A $100,000,000 revolving
                        credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility shall include a sublimit acceptable to the Borrower and the Administrative Agent for the issuance of standby letters of credit (each a "Letter of Credit").

                        Term Loan Facility: A $213,600,000 term loan facility (the "Term Loan Facility" and, together with the Revolving Credit Facility, the "Facilities").

INCREMENTAL
FACILITY:               $50,000,000 Uncommitted Incremental Term Loan Facility
                        (the "Incremental Facility"), which will be available upon the request of the Borrower at any time for up to two years after the Closing Date from the existing and/or new Lenders who commit thereto, with the timing and approval mechanics of such Incremental Term Loan
                        Facility to be determined; provided that the Incremental
                        Facility shall be available, only if, after giving effect thereto, no default or event of default would exist under the credit documentation and the Borrower would be in pro forma compliance with the financial covenants. The interest rate margins applicable to the Incremental Facility will be determined at the time such Incremental Facility is made available; provided that to the extent that the interest rate margins with respect to the Incremental Facility exceed the interest rate margins with respect to the Term Loan Facility, the interest rate margins with respect to the Term Loan
                        Facility shall be increased to be equal to the interest rate margins with respect to the Incremental Facility.

SWINGLINE LOANS:        A portion of the Revolving Credit Facility not in excess
                        of $10,000,000 shall be available for swingline loans to the Borrower (the "Swingline Loans") from Wachovia on same day notice. Any such Swingline Loans shall reduce the available commitment under the Revolving Credit
                        Facility. Each of the Lenders shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each such Swingline Loan.

MATURITY DATE:          Revolving Credit Facility:  The Revolving Credit
                        Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on September
                        30, 2006 (the "Revolving Credit Maturity Date").



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                        Term Loan Facility: The Term Loan Facility shall
                        terminate and all amounts outstanding thereunder shall be due and payable in full on September 30, 2008 (the "Term Loan Maturity Date").

PURPOSE: The Facilities shall be used to (i) finance a tender offer (the "Tender Offer") by the Borrower to acquire all of the issued and outstanding shares of capital stock of a public company that has previously been identified in writing to the Administrative Agent (the "Target"), (ii) the subsequent merger of the Target with the Borrower or one of its wholly-owned subsidiaries (the "Merger"), including to pay for costs and expenses related to the Tender Offer and the Merger, (iii) to refinance certain existing indebtedness of the Target and its subsidiaries, (iv) to finance future capital expenditure requirements of the Borrower, and (v) to finance on-going working capital requirements, general corporate purposes and letters of credit.

SECURITY:               The Administrative Agent (on behalf of the Lenders)
                        shall receive a first priority perfected security interest in:

                        (i) One hundred percent (100%) of the outstanding capital stock of each existing and subsequently acquired or organized direct and indirect material subsidiary (including, without limitation, the Target and its material domestic subsidiaries following the consummation of the Merger) of the Borrower (which pledge, in the case of any material foreign subsidiary shall be limited to the capital stock of "first tier" foreign subsidiaries and shall be limited to sixty-five percent (65%) of the capital stock of such "first tier" foreign subsidiary to the extent, and for so long as, the pledge of any greater percentage would have adverse tax consequences for the Borrower);

                        (ii) all tangible and intangible assets of the Borrower and its direct and indirect material domestic subsidiaries (including, without limitation, the Target and its material domestic subsidiaries following the consummation of the Merger) including, but not limited to, all accounts, all equipment, all investment property, all inventory, all general intangibles, and all contract rights; and

                        (iii) all present and future intercompany notes.



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                        In connection therewith, upon the occurrence and during
                        the continuance of a default or event of default, the Administrative Agent shall have the right to require the Borrower and the Guarantors to make all such filings and deliver such assignments and other documents as are necessary to permit the Administrative Agent and Lenders to enforce their rights and otherwise comply with the Federal Assignment of Claims Act with respect to all material contracts.

                        All the above-described pledges and security interests shall be created on terms, and pursuant to customary documentation, satisfactory to the Administrative Agent and none of the collateral shall be subject to any other pledges or security interests.

INTEREST RATE
OPTIONS:                The Borrower's option of:

                        (1) Base Rate: The Base Rate plus the Applicable Base Rate Margin, as set forth in the pricing grid attached hereto as Exhibit I. Loans bearing interest at the Base Rate shall be for a minimum amount of $2,500,000 and $100,000 increments in excess thereof.

                              The Base Rate means the greater of (i) the Administrative Agent's Prime Rate or (ii) the overnight federal funds rate plus 0.50%. The Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

                              Swingline Loans shall be maintained solely at the Base Rate plus the Applicable Base Rate Margin and may be borrowed in minimum increments of $50,000.

                        (2) LIBOR Rate: The LIBOR Rate plus the Applicable LIBOR Rate Margin as set forth in the pricing grid attached hereto as Exhibit I. Loans bearing interest at the LIBOR Rate shall be for a minimum amount of $2,500,000 and $100,000 increments in excess thereof.

                              The LIBOR Rate shall mean reserve adjusted LIBOR as set forth on Dow Jones Markets Screen Page 3750 or as determined by the Administrative Agent if such information is not available. The LIBOR Rate option is available for Interest Periods of 1, 2, 3, or 6 months. No more than six (6) Interest Periods may be in effect at any time.

                              LIBOR Rate interest and all fees shall be calculated on a 360 day basis, while Base Rate interest shall be calculated on a 365/366 day basis.

LOANS UNDER
THE FACILITY:           Borrowings may be requested upon three (3) business days
                        notice for LIBOR Rate Loans and same business day notice for Base Rate Loans and Swingline Loans. Notice must be given to the Administrative Agent by 11:00 a.m., Charlotte, North Carolina time, on the day on which such notice is required. The aggregate of all outstanding
                        LIBOR Rate Loans, Base Rate Loans, Swingline Loans and
                        Letters of Credit will be considered usage for purposes of determining availability under the Facilities.

INTEREST
PAYMENTS:               Interest on Base Rate Loans will be due and payable
                        quarterly in arrears. Interest on LIBOR Rate Loans will be due and payable at the end of each applicable
                        Interest Period or, in the case of a 6 month LIBOR Rate
                        Loan, every 3 months.

DEFAULT RATE:           Upon the occurrence and during the continuance of an
                        Event of Default, at the option of the Required Lenders,
                        (i) the Borrower shall no longer have the option to request LIBOR Rate Loans or Swingline Loans, (ii) all amounts due and payable with respect to LIBOR Rate Loans and Swingline Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to such Loans until the end of the applicable
                        Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans and (iii) all amounts due and payable with respect to Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans.

LETTER OF CREDIT
FEES AND EXPENSES:      Letter of Credit Fee:  An amount equal to the applicable
                        LIBOR Rate Margin with respect to the Revolving Credit
                        Facility on a per annum basis multiplied by the face amount of each Letter of Credit, payable to the Administrative Agent, for the account of the Lenders, quarterly in arrears.

                        Fronting Fee: An amount equal to 0.125% per annum multiplied by the face amount of each Letter of Credit, payable to the Administrative Agent (as Issuing Lender), for its own account, quarterly in arrears.

                        Other: All normal costs and expenses of the Administrative Agent (as Issuing Lender) in connection with the issuance, transfer or other administration of the Letters of Credit shall be for the account of the Borrower.

COMMITMENT FEE
AND OTHER FEES:         Commitment Fee:  The Borrower shall pay a Commitment Fee
                        on a per annum basis, at a rate per annum as reflected on the attached Exhibit I, on the average daily unused portion of the Revolving Credit Facility. The Commitment
                        Fee shall be payable quarterly in arrears. Swingline
                        Loans shall not constitute usage for purposes of calculating the Commitment Fee.

                        Administrative Agent's and Other Fees: As set forth in the accompanying Fee Letter.

REPAYMENT/
AMORTIZATION:           Revolving Credit Facility:  The Revolving Credit
                        Facility shall be repaid in full, including accrued and unpaid fees and interest, on the Revolving Credit
                        Maturity Date.

                        Term Loan Facility: Outstanding principal of the Term Loan Facility will be payable quarterly in annual amounts based on the following amortization schedule:

                        QUARTER ENDING ON THE DATE SET    AMOUNT OF QUARTERLY
                                 FORTH BELOW             PRINCIPAL INSTALLMENT
                                 -----------             ---------------------
                              December 31, 2002                 $537,500
                                March 31, 2003                  $537,500
                                June 30, 2003                   $537,500
                              September 30, 2003                $537,500
                              December 31, 2003                 $537,500
                                March 31, 2004                  $537,500
                                June 30, 2004                   $537,500
                              September 30, 2004                $537,500
                              December 31, 2004                 $537,500
                                March 31, 2005                  $537,500
                                June 30, 2005                   $537,500
                              September 30, 2005                $537,500
                              December 31, 2005                 $537,500
                                March 31, 2006                  $537,500
                                June 30, 2006                   $537,500
                              September 30, 2006                $537,500
                              December 31, 2006                 $537,500
                                March 31, 2007                  $537,500
                                June 30, 2007                   $537,500
                              September 30, 2007                $537,500
                              December 31, 2007               $33,087,500
                                March 31, 2008                $33,087,500
                                June 30, 2008                 $33,087,500
                              September 30, 2008              $103,587,500

                        The Term Loan Facility shall be repaid in full, including any unpaid interest, on the Term Loan Maturity Date

MANDATORY
PREPAYMENTS:            The Facilities will include the following mandatory
                        prepayments (i) one hundred percent (100%) of the net cash proceeds of asset sales, debt issuance and insurance and condemnation recoveries (excluding certain customary exceptions and customary reinvestment rights),
                        (ii) fifty percent (50%) of equity issuances, and (iii) fifty percent (50%) of excess cash flow. With respect to items (ii) and (iii) above, the applicable prepayments shall only be required to the extent that the Total
                        Leverage Ratio (as defined on Exhibit I attached hereto) is greater than [TBD] to 1.00.

                        All mandatory prepayments shall be applied first to the Term Loan Facility to reduce the remaining amortization payments in the inverse order of maturity (provided that the Term Loan Lenders may elect to refuse any such mandatory prepayment to the extent that there are outstandings under the Revolving Credit Facility) and then to the Revolving Credit Facility to prepay the aggregate outstandings thereunder (and, with respect to any mandatory prepayment in connection with an asset sale, to permanently reduce the aggregate commitment of the Lenders thereunder).

OPTIONAL
PREPAYMENTS:            Base Rate Loans and Swingline Loans may be prepaid at
                        any time without penalty. LIBOR Rate Loans may be prepaid at the end of the applicable Interest Period without penalty. Prepayment of the LIBOR Rate Loans prior to the end of the applicable Interest Period is subject to payment of any funding losses.

CONDITIONS
PRECEDENT:              The closing and funding of the Facilities will be
                        subject to satisfaction of the conditions set forth in the Commitment Letter, the execution and delivery of satisfactory definitive documentation with respect to the Facilities and other conditions precedent usual and customary in the context of the proposed transaction including, but not limited to, the following:

                        1. All consents and approvals of the boards of directors, shareholders, governmental entities and other applicable third parties necessary in connection with the Facilities and the Tender Offer shall have been obtained and remain in effect.

                        2. All documentation related to the Tender Offer, and the final terms and conditions thereof (including without limitation, any amendments, modifications and waivers thereto) shall be satisfactory to the Administrative Agent in its sole discretion, including, without limitation, the price per share and number of shares to be acquired (unless the number of shares acquired exceeds fifty-one percent (51%) of all issued and outstanding voting shares of the Target, and that ownership of such shares is sufficient to permit the

                              Borrower to approve the Merger without the approval of the Merger by any other shareholders of the Target).

                        3. All documentation related to the Merger, and the final terms and conditions thereof (including without limitation, any amendments, modifications and waivers thereto) shall be reasonably satisfactory to the Administrative Agent.

                        4. The Administrative Agent shall be satisfied with the proposed tax and accounting treatment of the Tender Offer and the Merger as well as the proposed corporate and capital structure of the Borrower and its subsidiaries, after giving effect to the Tender Offer and the Merger; it being agreed that the tax and accounting treatment of the Tender Offer and Merger as well as the proposed corporate and capital structure of the Borrower and its subsidiaries previously described in writing to the Administrative Agent are acceptable.

                        5. No material adverse change shall have occurred in the business, properties, prospects, operations or condition (financial or otherwise) of the Borrower or any of its subsidiaries taken as a whole or the Target or any of its subsidiaries taken as a whole. In connection therewith, the closing balance sheet and the operations of the Borrower, after giving effect to the closing of the Facilities, the Tender Offer, the Merger, shall not be materially and adversely different from the projections previously delivered to the Administrative Agent.

                        6. There shall be no pending or threatened litigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to the Borrower or any of its subsidiaries, the Target or any of its subsidiaries, the Facilities, the Tender Offer or the Merger, that could reasonably be expected to have a materially adverse effect.

                        7. The Existing Credit Agreement (as defined in the Commitment Letter) shall be refinanced in full by the Facilities.

                        8. The Borrower shall deliver an opinion of counsel (including local counsel) in form and substance acceptable to the Administrative Agent and the Lenders which shall include, without limitation, an opinion as to compliance on the closing date of the Facilities by the Borrower and its subsidiaries (after giving effect to the Tender Offer) with all corporate instruments and agreements.

                         9. All filings, recordations and other actions necessary or in the Administrative Agent's opinion desirable to perfect the Administrative Agent's liens and security interests in the collateral securing the Facilities shall have been made or taken, or arrangements satisfactory to the Administrative Agent for the completion thereof shall have been made.

                        10. The Administrative Agent shall have received the unaudited interim consolidated financial statements of the Borrower and its subsidiaries and the Target and its subsidiaries, in each case, for each fiscal month and quarterly period ended subsequent to the date of the latest audited financial statements delivered thereto, and such other financial statements of the Borrower and Target as may be required or, in the opinion of the Administrative Agent, reasonably desirable in connection with the Facilities, in each case, prepared in accordance with GAAP and Regulation S-X, it being agreed that delivery to the Administrative Agent of the 10-Q of each of the Borrower and the Target for the fiscal quarter ending September 30, 2002 on the required filing date (without giving effect to any extensions thereof) of such financial information with the Securities and Exchange Commission shall be sufficient to satisfy this condition precedent.

                        11. The Administrative Agent shall have received payment of all fees set forth in the Fee Letter.

CONDITIONS
PRECEDENT TO
THE MERGER:             SUBJECT TO THE FOLLOWING CONDITIONS, THE BORROWER SHALL
                        BE PERMITTED TO CONSUMMATE THE MERGER:

                        1. ALL CONSENTS AND APPROVALS OF THE BOARDS OF
                           DIRECTORS, SHAREHOLDERS, GOVERNMENTAL ENTITIES AND OTHER APPLICABLE THIRD PARTIES NECESSARY IN CONNECTION WITH THE MERGER SHALL HAVE BEEN OBTAINED AND REMAIN IN EFFECT.

                        2. NO MATERIAL ADVERSE CHANGE SHALL HAVE OCCURRED IN THE
                           BUSINESS, PROPERTIES, PROSPECTS, OPERATIONS OR CONDITION (FINANCIAL OR OTHERWISE) OF THE BORROWER OR ANY OF ITS SUBSIDIARIES TAKEN AS A WHOLE OR THE TARGET OR ANY OF ITS SUBSIDIARIES TAKEN AS A WHOLE.

                        3. All of the existing indebtedness for borrowed money
                           of the Target and its subsidiaries shall be repaid in full and all liens or guarantees relating thereto shall be extinguished on or prior to the closing date of the Merger, except to the extent expressly permitted by the Lenders.

                        4. THE TARGET AND ITS SUBSIDIARIES SHALL EXECUTE AND
                           DELIVER SUCH DOCUMENTS, INSTRUMENTS AND OTHER AGREEMENTS (INCLUDING SATISFACTORY LEGAL OPINIONS) AS ARE REASONABLY REQUESTED BY THE ADMINISTRATIVE AGENT TO JOIN THE TARGET AND ITS SUBSIDIARIES AS GUARANTORS AND TO PLEDGE THEIR ASSETS TO SECURE THE FACILITIES AS DESCRIBED IN THE "SECURITY" REFERRED TO ABOVE.

CONDITIONS
PRECEDENT TO
ALL BORROWINGS:         Customary for facilities of this nature, including, but
                        not limited to, accuracy of representations and warranties and absence of defaults.

REPRESENTATIONS
AND WARRANTIES:         Customary for facilities of this nature, including, but
                        not limited to, corporate existence; corporate and governmental authorization; enforceability; financial information; no material adverse changes; compliance with laws and agreements (including environmental laws);
                        compliance with ERISA; no material litigation; payment of taxes; financial condition; and full disclosure;
                        provided that subject to the terms and conditions hereof, such provisions will not restrict or limit the Tender Offer or the Merger.


AFFIRMATIVE
COVENANTS:              Customary for facilities of this nature, including, but
                        not limited to, receipt of financial information;
                        notification of litigation, investigations and other adverse changes; payment and performance of obligations;
                        conduct of business; maintenance of existence;
                        maintenance of property and insurance (including hazard and business interruption coverage); maintenance of records and accounts; inspection of property and books and records; compliance with laws (including environmental laws); maintenance of an up to date debt rating with both Standard & Poor's Corporation and Moody's Investors Service or, in the event one or both such entities cease to provide any such rating, such other rating agency or agencies that are reasonably acceptable to the Administrative Agent; agreement to obtain within an agreed upon number of days after the closing date interest rate protection for a portion of the Borrower's funded debt to be agreed on terms and conditions satisfactory to the Administrative Agent;
                        payment of taxes and ERISA; provided that subject to the terms and conditions hereof, such provisions will not restrict or limit the Tender Offer or the Merger.

FINANCIAL
COVENANTS:              Financial covenants shall include, but not be limited
                        to, Asset Coverage Test (as defined below); Maximum
                        Total Leverage Ratio; Minimum Fixed Charge Coverage and
                        Maximum Capital Expenditures. Each of the foregoing financial covenants shall be defined and calculated in a manner acceptable to the Administrative Agent and shall include step-downs or step-ups, as applicable, to be determined.

                        "Asset Coverage Test" shall be calculated as the ratio of (a) the sum of cash plus gross accounts receivable and gross inventory to (b) total senior debt, at levels to be determined.

NEGATIVE
COVENANTS:              Customary for facilities of this nature, including, but
                        not limited to, restrictions and limitations on:
                        indebtedness (subject to a basket for the issuance of subordinated high yield debt on market terms in an amount reasonably acceptable to the Administrative
                        Agent); liens; guaranty obligations; changes in business; mergers; sales of assets; acquisitions; loans and investments; transactions with affiliates; sale and leaseback transactions; restrictive agreements; and changes in fiscal year or accounting method.

EVENTS OF
DEFAULT: Customary for facilities of this nature, including, but not limited to, failure to pay any interest, principal or fees under the Facilities when due; failure to perform any covenant or agreement; inaccurate or false representation or warranties; cross defaults (including cross-defaults to defaults under material contracts); insolvency or bankruptcy; ERISA; judgment defaults; and change in control.

ASSIGNMENTS AND
PARTICIPATIONS:         Assignments in minimum amounts acceptable to the
                        Administrative Agent with respect to the Facilities and shall be permitted subject to the consent of the Administrative Agent and subject (so long as no default or event of default has occurred and is continuing) to consent of the Borrower, such consents not to be unreasonably withheld or delayed. In connection with each assignment, the Administrative Agent shall receive an assignment fee of $2,500.

                        Participations shall be permitted in minimum amounts acceptable to the Administrative Agent with respect to the Facilities.

INCREASED COSTS/
CHANGE OF
CIRCUMSTANCES:          Provisions customary in facilities of this type
                        protecting the Lenders in the event of unavailability of funding, illegality, capital adequacy requirements, increased costs, withholding taxes and funding losses.

REQUIRED LENDERS:       On any date of determination, any combination of Lenders
                        holding at least fifty-one percent (51%) of both (a) the commitments under the Revolving Credit Facility (or the aggregate outstandings thereunder if such commitments have been terminated) and (b) the aggregate outstandings under the Term Loan Facility.

WAIVER OF JURY
TRIAL, GOVERNING
LAW: New York law to govern; waiver of jury trial, submission to jurisdiction and mandatory binding arbitration in New York, New York.

COUNSEL TO THE
ADMINISTRATIVE
AGENT:                  Kennedy Covington Lobdell & Hickman, L.L.P.

EXPENSES:               The Borrower shall be responsible for all reasonable
                        legal and other out-of-pocket expenses incurred by the Administrative Agent related to due diligence performed by the Administrative Agent in connection with the transaction, the syndication of the transaction, the preparation and execution of the loan documentation, and future administration of the definitive credit documentation.

MISCELLANEOUS:          This summary of terms and conditions does not purport to
                        summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive credit documentation for the Facilities contemplated hereby.

                                    EXHIBIT I
                                  Pricing Grid

                            Revolving Credit Facility

Pricing under the Revolving Credit Facility shall be determined in accordance with the pricing grid set forth below based on the ratio of Total Debt of the Borrower to Total EBITDA of the Borrower (the "Total Leverage Ratio").

                                         Applicable LIBOR         Applicable Base        Commitment
   Level       Total Leverage Ratio      Rate Margin (bps)       Rate Margin (bps)        Fee (bps)
---------------------------------------------------------------------------------------------------
     I              < 2.00x                    225.0                   125.0                50.0

     II        > 2.00x but < 2.50x             250.0                   150.0                50.0

    III        > 2.50x but < 3.00x             275.0                   175.0                50.0

     IV             > 3.00x                    300.0                   200.0                50.0


                               Term Loan Facility

Pricing under the Term Loan Facility shall be determined in accordance with the pricing grid set forth below based on the Total Leverage Ratio.

                                          Applicable LIBOR        Applicable Base
   Level       Total Leverage Ratio      Rate Margin (bps)       Rate Margin (bps)
----------------------------------------------------------------------------------
     I               < 2.50x                   300.0                   200.0

     II              > 2.50x                   325.0                   225.0


The Applicable Margins set forth above are based upon a senior debt rating for the Borrower of "BB-" or better by Standard & Poor's Corporation and "Ba3" or better by Moody's Investors